EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

         The Company has two operating subsidiaries which operate only under the names listed. The subsidiaries are:


         1.    Kleven Construction, Inc., an Arizona corporation; and

         2.    Concepts in Communication, Incorporated, a Tennessee Corporation.